Exhibit 99.1

Contact:	Mark Polzin (314) 982-1758
or	John Hastings (314) 982-8622

EMERSON ACHIEVES RECORD THIRD QUARTER 2006 RESULTS

•	Sales increase 17 percent to $5.2 billion—Emerson’s first $5 billion quarter
•	Earnings per share of $1.18, an increase of 18 percent excluding tax repatriation expense taken in the 3rd quarter of 2005
•	Reported earnings per share increase 37 percent
•	Operating cash flow of $620 million

ST. LOUIS, August 1, 2006 – Emerson (NYSE: EMR) today announced record net sales and earnings for the third quarter ended June 30, 2006. Net sales totaled $5.2 billion, an increase of 17 percent from the $4.5 billion reported in the prior year period. For the quarter, underlying sales increased 12 percent, the third consecutive quarter of double digit organic sales growth. Underlying sales growth in the current quarter excludes growth from acquisitions of 5 percent and the negligible impact of exchange rates.

Earnings per share for the third quarter of $1.18 represent an increase of 37 percent from the $0.86 earnings per share achieved in the third quarter of 2005. The third quarter 2005 results included a tax expense of $58 million, or $0.14 per share, related to earnings repatriation of $1.3 billion in 2005. Excluding the expense in the prior year, the current quarter earnings per share rose by 18 percent.

“Emerson had an excellent quarter and continues to have strong momentum,” said Emerson Chairman, Chief Executive Officer and President David N. Farr. “We were again able to translate strong sales performance into exceptional earnings growth, successfully increasing profitability while managing a number of headwinds. Our market leading technologies, which are deployed on a global scale, create an excellent foundation for growth. These capabilities, partnered with a sharp focus on meeting our customers’ needs, are what ultimately led to these great results.”

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For the nine months ended June 30, 2006, net sales were $14.6 billion, an increase of 15 percent over the same period last year. Excluding the third quarter 2005 tax expense referenced above, earnings per share increased 26 percent for the first nine months of this fiscal year. On a reported basis, earnings per share increased 33 percent over the prior year period.

Balance Sheet / Cash Flow:

Operating cash flow in the quarter was $620 million compared to $606 million in the third quarter of 2005. The Company continues to make progress on working capital initiatives as evidenced by the ratio of trade working capital to sales, which dropped to 18.4 percent in the current quarter compared to 18.9 percent in the same period last year. Free cash flow (operating cash flow less capital expenditures) for the quarter was $480 million, a slight decline versus the prior year quarter due to increased capital expenditures. The Company’s full-year target for capital spending is unchanged at approximately $600 million, with full year targets of $2.5 billion of operating cash flow and $1.9 billion of free cash flow.

The financial position of Emerson remains strong, with the ratio of operating cash flow to debt at 58 percent on a trailing twelve month basis. This compares to 45 percent for the same period in 2005. The Company expects to achieve full year return on total capital (ROTC) of approximately 18 percent during 2006, a solid improvement from 2005 and a clear measure of successful value creation for Emerson shareholders.

Operating Highlights:

Emerson’s operating profit margins improved to 15.7 percent in the quarter, a 20 basis point improvement from the 2005 period. Margins improved in four of the Company’s five business segments, with the increase driven primarily by sales volume leverage and cost reduction efforts that more than offset dilution from acquisitions and continued pressure from commodity inflation. Pretax margins improved to 13.7 percent from 13.4 percent in the prior period.

Process Management had another successful quarter as revenue grew by 16 percent, aided by nearly 5 percentage points of growth from acquisitions. The global energy markets continue to spend capital at high levels and drive growth for Process Management. This business has strong momentum and continues to be acknowledged as the industry leader, most recently named by Frost & Sullivan as the 2006 Industrial Automation & Process Control Company of the Year.

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Industrial Automation saw continued growth as revenues increased by 17 percent during the quarter with acquisitions adding 7 percentage points of the growth. The global capital spending environment remains favorable and is driving strong demand within this business. The growth has been balanced across major geographic regions with particular strength in the United States and Europe.

Network Power sales increased by 38 percent in the quarter, with acquisitions contributing 16 percentage points. The acquisition sales came primarily from Artesyn Technologies, which was acquired on April 28, 2006. Strong organic growth more than offset the margin dilution from acquisitions, resulting in 30 basis points of margin expansion.

Climate Technologies grew by 10 percent in the quarter, with solid results from commercial and residential air-conditioning and refrigeration markets. The domestic residential air-conditioning market continued to ramp up production of new 13-SEER product lines, leading to market penetration gains for Emerson. Hot weather in the quarter also drove demand in this market.

Appliance and Tools experienced revenue growth of 6 percent in the third quarter. Growth was strong in the tools and storage businesses driven by new product introductions and growth in non-residential construction markets. The hermetic motor business also experienced strong growth, led by demand in the residential air-conditioning market. Margins declined by 90 basis points for this segment, as cost reductions and price increases were not able to offset continued material inflation.

Divestiture Strategy:

Emerson is constantly evaluating its portfolio of businesses to ensure the proper balance that can provide Emerson with sufficient growth opportunities and also generate a high level of return for shareholders. This drives the Company’s acquisition process and at times directs the need to divest businesses that no longer fit with strategic plans or cannot meet return criteria. Currently, Emerson is considering the divestiture of several small units that have annual sales of approximately $500 million. These units are dilutive to Emerson’s margins, returns and growth profile.

Full Year Earnings Outlook:

Emerson has experienced strong operating performance during the first three quarters of 2006. Additionally, there has been continued orders strength with June representing the 11th consecutive month of double-digit growth in trailing 3 month orders. Based on these factors the outlook for fiscal 2006 has been raised, and Emerson now expects earnings per share in the range of $4.33 to $4.38, an increase from previous guidance of $4.25 to $4.35.

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Upcoming Investor Events

On Tuesday, August 1, 2006, at 2:00 p.m. EDT (1:00 p.m. CDT), Emerson senior management will discuss the third-quarter fiscal 2006 results during an investor conference call. All interested parties may listen to the live conference call via the Internet by going to the Investor Relations area of Emerson's Web site at www.gotoemerson.com/financial and completing a brief registration form. A replay of the conference call will be available for the next three months at the same location on the Web site. Details of upcoming events will be posted as they occur in the Investor Relations Calendar of Events on the corporate Web site.

Forward-Looking and Cautionary Statements

Statements in this release that are not strictly historical may be “forward-looking” statements, which involve risks and uncertainties, and Emerson undertakes no obligation to update any such statement to reflect later developments. These include economic and currency conditions, market demand, pricing, and competitive and technological factors, among others, as set forth in the Company's most recent Form 10-K filed with the SEC.

(tables attached)

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TABLE 1

EMERSON AND SUBSIDIARIES

CONSOLIDATED OPERATING RESULTS

(DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)

	Quarter Ended June 30,		Percent
	2005	2006	Change

Net sales	$4,465	$5,217	17%
Less: Costs and expenses
Cost of sales	2,865	3,361
SG&A expenses	907	1,037
Other deductions, net	43	54
Interest expense, net	52	51
Earnings before income taxes	598	714	19%
Income taxes (2005 includes $58 tax expense for repatriating foreign earnings)	240	228
Net earnings	$358	$486	36%

Diluted avg. shares outstanding (millions)	417.7	412.9

Diluted earnings per common share	$0.86	$1.18	37%

	Quarter Ended June 30,
	2005	2006
Other deductions, net
Rationalization of operations	$25	$19
Amortization of intangibles	8	13
Other	10	34
Gains	-	(12)
Total	$43	$54

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TABLE 2

EMERSON AND SUBSIDIARIES

CONSOLIDATED OPERATING RESULTS

(DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)

	Nine Months Ended June 30,		Percent
	2005	2006	Change

Net sales	$12,662	$14,617	15%
Less: Costs and expenses
Cost of sales	8,148	9,434
SG&A expenses	2,672	2,992
Other deductions, net	154	131
Interest expense, net	158	151
Earnings before income taxes	1,530	1,909	25%
Income taxes (2005 includes $58 tax expense for repatriating foreign earnings)	527	590
Net earnings	$1,003	$1,319	31%

Diluted avg. shares outstanding (millions)	420.2	413.7

Diluted earnings per common share	$2.39	$3.19	33%

	Nine Months Ended June 30,
	2005	2006
Other deductions, net
Rationalization of operations	$82	$53
Amortization of intangibles	21	32
Other	77	88
Gains	(26)	(42)
Total	$154	$131

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TABLE 3

EMERSON AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(DOLLARS IN MILLIONS)

	June 30,
	2005	2006
Assets
Cash and equivalents	$1,564	$695
Receivables, net	3,138	3,668
Inventories	1,839	2,212
Other current assets	481	592
Total current assets	7,022	7,167
Property, plant & equipment, net	2,929	3,076
Goodwill	5,334	6,005
Other	1,859	2,136

	$17,144	$18,384

Liabilities and Stockholders’ Equity
Short-term borrowings and current maturities of long-term debt	$1,622	$984
Accounts payable	1,610	2,031
Accrued expenses	1,751	1,892
Income taxes	244	303
Total current liabilities	5,227	5,210
Long-term debt	2,879	3,132
Other liabilities	1,720	1,946
Stockholders’ equity	7,318	8,096

	$17,144	$18,384

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TABLE 4

EMERSON AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(DOLLARS IN MILLIONS)

	Nine Months Ended June 30,
	2005	2006
Operating Activities
Net earnings	$1,003	$1,319
Depreciation and amortization	420	454
Changes in operating working capital	(159)	(373)
Pension funding	(101)	(100)
Other	145	188
Net cash provided by operating activities	1,308	1,488

Investing Activities
Capital expenditures	(350)	(354)
Purchases of businesses, net of cash & equivalents acquired	(192)	(708)
Other	(21)	28
Net cash used in investing activities	(563)	(1,034)

Financing Activities
Net increase in short-term borrowings	1,072	172
Proceeds from long-term debt	3	5
Principal payments on long-term debt	(620)	(260)
Dividends paid	(522)	(550)
Purchases of treasury stock	(469)	(411)
Other	10	38
Net cash used in financing activities	(526)	(1,006)

Effect of exchange rate changes on cash and equivalents	(1)	14

Increase (decrease) in cash and equivalents	218	(538)

Beginning cash and equivalents	1,346	1,233

Ending cash and equivalents	$1,564	$695

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TABLE 5

EMERSON AND SUBSIDIARIES

SEGMENT SALES AND EARNINGS

(DOLLARS IN MILLIONS)

	Quarter Ended June 30,
	2005	2006
Sales
Process Management	$1,061	$1,233
Industrial Automation	826	968
Network Power	838	1,155
Climate Technologies	837	923
Appliance and Tools	1,039	1,099
	4,601	5,378
Eliminations	(136)	(161)
Total Emerson	$4,465	$5,217

	Quarter Ended June 30,
	2005	2006
Earnings
Process Management	$184	$221
Industrial Automation	118	142
Network Power	98	139
Climate Technologies	131	155
Appliance and Tools	144	141
	675	798
Differences in accounting methods	39	46
Corporate and other	(64)	(79)
Interest expense, net	(52)	(51)
Earnings before income taxes	$598	$714

	Quarter Ended June 30,
	2005	2006
Rationalization of operations
Process Management	$5	$3
Industrial Automation	4	4
Network Power	7	3
Climate Technologies	4	2
Appliance and Tools	5	7
Total Emerson	$25	$19

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TABLE 6

EMERSON AND SUBSIDIARIES

SEGMENT SALES AND EARNINGS

(DOLLARS IN MILLIONS)

	Nine Months Ended June 30,
	2005	2006
Sales
Process Management	$3,032	$3,473
Industrial Automation	2,421	2,759
Network Power	2,376	3,098
Climate Technologies	2,216	2,523
Appliance and Tools	2,988	3,211
	13,033	15,064
Eliminations	(371)	(447)
Total Emerson	$12,662	$14,617

	Nine Months Ended June 30,
	2005	2006
Earnings
Process Management	$468	$587
Industrial Automation	344	416
Network Power	242	366
Climate Technologies	338	382
Appliance and Tools	397	412
	1,789	2,163
Differences in accounting methods	107	128
Corporate and other	(208)	(231)
Interest expense, net	(158)	(151)
Earnings before income taxes	$1,530	$1,909

	Nine Months Ended June 30,
	2005	2006
Rationalization of operations
Process Management	$14	$6
Industrial Automation	12	9
Network Power	29	9
Climate Technologies	9	11
Appliance and Tools	17	18
Corporate	1	-
Total Emerson	$82	$53

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TABLE 7

Reconciliations of Non-GAAP Financial Measures

The following reconciles each Non-GAAP measure with the most directly comparable GAAP measure (dollars in millions):

				Percent
	2005		2006	Change
Third-Quarter Cash Flow
Operating Cash Flow	$606		$620	2%
Capital Expenditures	118		140
Free Cash Flow (Non-GAAP)	$488		$480	(2%)

Full Year 2006 Expected Cash Flow
Operating Cash Flow		$	~2,500
Capital Expenditures			~600
Free Cash Flow (Non-GAAP)		$	~1,900

Third-Quarter Operating Profit
Net Sales	$4,465		$5,217	17%
Cost of Sales	2,865		3,361
SG&A Expenses	907		1,037
Operating Profit (Non-GAAP)	693		819	18%
OP % (Non-GAAP)	15.5%		15.7%
Other Deductions, Net	43		54
Interest Expense, Net	52		51
Pretax Earnings	$598		$714	19%
Pretax Earnings %	13.4%		13.7%

	3Q 2006
Net Sales
Underlying Sales (Non-GAAP)	12%
Currency Translation	–	pts
Acquisitions / Divestitures	5	pts
Net Sales	17%

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			Excl. Tax
		Tax	Impact
	Reported	Impact (1)	(Non-GAAP)
Third-Quarter of 2005 Excluding Tax Impact
Diluted earnings per common share	$0.86	$0.14	$ 1.00
Percent Increase	37%		18%

Nine Months of 2005 Excluding Tax Impact
Diluted earnings per common share	$2.39	$0.14	$ 2.53
Percent Increase	33%		26%

(1)  Tax expense of $58 million relating to repatriation of foreign earnings under the American Jobs Creation Act.

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